Exhibit d(15)

FORM OF

SUBMANAGEMENT AGREEMENT

DOMINI INVESTMENT TRUST

The SUBMANAGEMENT AGREEMENT, dated as of [December 1, 2018], is by and between Domini Impact Investments LLC, a Massachusetts limited liability company (“Domini” or the “Manager”), and SSGA Funds Management, Inc. (“SSGA” or the “Submanager”).

WITNESSETH:

WHEREAS, the Domini Investment Trust (the “Trust”) engages in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (collectively with the rules and regulations promulgated thereunder, the “1940 Act”); and

WHEREAS, Domini has entered into a Management Agreement (the “Management Agreement”) with the Trust wherein Domini has agreed to serve as Manager to the series of the Trust designated on Schedule A attached hereto (each a “Fund”); and

WHEREAS, the Trust’s agreement with the Manager permits the Manager to delegate to other parties certain of its assets management responsibilities; and

WHEREAS, Domini desires to retain the Submanager to furnish it with portfolio investment advisory services in connection with Domini’s investment advisory activities on behalf of the Fund, and the Submanager is willing to furnish such services to Domini;

NOW, THEREFORE, in consideration of the mutual covenants and agreements of the parties hereto as herein set forth, the parties covenant and agree as follows:

1.        APPOINTMENT OF SSGA

In accordance with and subject to the Management Agreement between the Trust and the Manager with respect to the Fund, the Manager hereby retains SSGA to act as the Submanager for the Fund for the period and on the terms set forth in this Agreement. The Submanager accepts such appointment and agrees to furnish the services set forth herein for the Fund in accordance with the terms of this Agreement and applicable law and for the compensation provided by this Agreement. It is understood that the Submanager may manage a portion, all or none of the Fund’s assets as designated by the Manager to the Submanager from time to time, and the Manager has the right to allocate and reallocate the Fund’s assets at any time.

The Submanager is hereby authorized to engage any of its affiliates to provide the Submanager with investment management or advisory and related services with respect to the Submanager performing its obligations under this Agreement. The Submanager shall remain liable to the Manager for performance of the Submanager’s obligations under this Agreement, and for the acts and omissions of such affiliates and the Manager shall not be responsible for any fees which any affiliate may charge to the Submanager in connection with such services.

2.        DUTIES OF THE SUBMANAGER.

Subject to the supervision of the Manager, the Submanager is hereby employed and authorized to: (a) select and place orders for the purchase and sale of securities at a time and amount determined appropriate by SSGA provided that such transactions are restricted to the list of securities identified for purchase or sale by the Manager (the “Approved Transactions List”) and are in accordance with, but not necessarily identical to, any amounts set forth therein and/or as otherwise communicated by the Manager to SSGA from time to time; (b) maintain books and records with respect to the securities transactions made in accordance with the Approved Transactions List; and (c), manage the amount of the Fund’s assets to be held in short term investments for anticipated cash flows and expenses, and otherwise to provide the Manager with such investment advice and supervision as the Manager may from time to time consider necessary in accordance with this Agreement. The Submanager shall not purchase any securities for the Fund that are not included on the Approved Transactions List. All Fund assets with respect to which the Submanager provides services under this agreement are referred to herein as the Fund Account. Notwithstanding any provision of this Agreement, the Manager shall retain all rights and ultimate responsibilities to withdraw assets from the Fund Account and to supervise and, in its discretion, conduct investment activities relating to the Fund.

The Submanager shall discharge the foregoing responsibilities, subject always to the Manager’s oversight and supervision and the restrictions of the Trust’s Second Amended and Restated Declaration of Trust, dated June 7, 1989, as amended and restated as of May 15, 2001, as amended, and By-laws, as each may be amended from time to time (respectively, the “Declaration” and the “By-Laws”), the provisions of the 1940 Act, and the then-current registration statement of the Trust with respect to the Fund, all of which will be provided to the Submanager by the Manager. The Manager agrees to provide copies of any and all amendments to the Declaration of Trust, By-Laws and the Fund’s registration statement to the Submanager. Should the Board of Trustees of the Trust or the Manager at any time, however, make any definite determination as to an investment policy applicable to the Fund and the Manager notifies the Submanager thereof in writing, the Submanager shall be bound by such determination for the period, if any, specified in such notice or until similarly notified that such determination has been revoked. The Submanager shall not be responsible for discharging its responsibilities in accordance with any documentation that has not been received by the Submanager from the Manager.

The Submanager shall take, on behalf of the Fund, all actions which it deems necessary to implement the investment policies determined as provided above and, in particular, to place all orders for the purchase or sale of securities for the Fund Account with the brokers or dealers selected by it, and to that end the Submanager is authorized as the agent of the Fund to give instructions to the custodian or any subcustodian of the Fund as to deliveries of securities and payments of cash for the Fund Account. In connection with the selection of such brokers or dealers and the placing of such orders, and subject to the primary objective of obtaining the best available prices and execution, brokers or dealers may be selected who also provide brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934) to the Fund and/or the other accounts over which the Submanager, the Manager or a respective “affiliated person” thereof exercises investment discretion. The Submanager shall not be obligated to solicit competitive bids for each transaction it enters into on behalf of the Fund and is authorized to pay a broker or dealer who provides such brokerage and research services a commission for executing a portfolio transaction for the Fund which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if the Submanager determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage and research services provided by such broker or dealer. This determination may be viewed in terms of either that particular transaction or the overall responsibilities which the Submanager, the Manager and any “affiliated person” thereof have with respect to accounts over which they exercise investment discretion notwithstanding the fact that the Fund may not be the direct or exclusive beneficiary of any such services. In making purchases or sales of securities or other property for the Fund Account, the Submanager may deal with itself or with the Trustees of the Trust or the Fund’s underwriter or distributor to the extent such actions are permitted by the 1940 Act. The Board of Trustees of the Trust, in its discretion, may instruct the Submanager in writing to effect all or a portion of its securities transactions with one or more brokers and/or dealers selected by the Board of Trustees if it determines that the use of such brokers and/or dealers is in the best interest of the Fund. The Submanager agrees to provide reasonable assistance to the Manager with its liquidity classifications of a Fund’s portfolio holdings as required by the Fund’s liquidity risk management program when implemented in accordance with Rule 22e-4 under the 1940 Act.

The Submanager is prohibited from directly or indirectly consulting with any other submanager for a portion of the Fund’s assets, except for the purposes of complying with the conditions of Rule 12d3-1(a) and (b) under the1940 Act, and, to the extent that other submanagers may be engaged to provide investment advisory services to the Fund, the Subadviser shall be responsible for providing investment advisory services only with respect to the assets allocated to it.

Upon reasonable advance written request, Submanager may provide reasonable assistance to Manager to assist it in its determination of the proper value of any holdings of the Fund purchases, retained, or sold by Submanager, provided that Manager acknowledges that Submanager shall not be responsible for valuing a Fund’s assets.

The Submanager shall not be responsible for filing class action proofs of claim or the voting of proxies on behalf of the Fund.

3.        DUTIES OF THE MANAGER.

The Manager shall, in accordance with the terms of the Management Agreement, assume responsibility for voting the proxies of the securities held by the Fund.

The Manager (or such other person as the Manager shall designate to the Submanager) shall determine the securities comprising the Approved Transactions List and the amounts set forth therein. The Manager (or such other person as the Manager shall have identified to the Submanager) shall notify the Submanager of the Approved Transactions List via email or mail to the addresses the Submanager shall furnish in writing to the Manager from time to time. Any such notice shall be deemed to have been duly given or made and to have become effective (i) if delivered by hand, overnight courier or email to the person identified above (or to such other person as the Submanager shall have identified to the Manager in writing), at the time of the receipt thereof by such person and (ii) if sent by registered or certified first-class mail, postage prepaid, on the third business day following the mailing thereof.

The Submanager shall not be responsible for compliance with any notice provided by the Manager under this Section 3 if such notice is not delivered by the Manager and receipt is acknowledged by the Submanager in accordance with the provisions of this Section 3.

4.        ALLOCATION OF CHARGES AND EXPENSES.

The Submanager shall furnish at its own expense all necessary services, facilities and personnel in connection with its responsibilities under Section 2 above. Except as provided in the foregoing sentence, it is understood that the Trust will pay all of its own expenses and the expenses allocated to the Fund including, without limitation, organization costs of the Fund; compensation of Trustees who are not “interested persons” of the Trust; governmental fees; interest charges; loan commitment fees; taxes; membership dues in industry associations allocable to the Fund; fees and expenses of independent auditors, legal counsel and any transfer agent, distributor, registrar or dividend disbursing agent of the Fund; expenses relating to the issuance and redemption of beneficial interests in the Fund and servicing investor accounts; expenses of preparing, typesetting, printing and mailing investor reports, notices, proxy statements and reports to governmental officers and commissions and to investors in the Fund; expenses connected with the execution, recording and settlement of security transactions; insurance premiums; fees and expenses of the custodian for all services to the Fund, including safekeeping of funds and securities and maintaining required books and accounts; expenses of calculating the net asset value of the Fund (including but not limited to the fees of independent pricing services; expenses of meetings of the Fund’s investors; and such non-recurring or extraordinary expenses as may arise, including those relating to actions, suits or proceedings to which the Trust on behalf of the Fund may be a party and the legal obligation which the Trust may have to indemnify its Trustees and officers with respect thereto.

5.        COMPENSATION OF THE SUBMANAGER.

For the services to be rendered by the Submanager hereunder, the Manager shall pay to the Submanager a fee computed as specified in the Schedule A which is attached hereto and made a part of this Agreement.

6.        COVENANTS OF THE SUBMANAGER.

The Submanager agrees that it will not knowingly deal with itself, or with the Trustees of the Trust or the Fund’s principal underwriter or distributor, if any, as principals in making purchases or sales of securities or other property, except as permitted by the 1940 Act, and will comply with all provisions of the Declaration and By-Laws and the then-current registration statement of the Trust applicable to the Submanager’s role with respect to the Fund.

7.            LIMITATION OF LIABILITY.

The Submanager shall not be liable for any error of judgment or mistake of law or for any loss arising out of any investment or for any act or omission in the execution of securities transactions for the Fund, except for willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties hereunder. As used in this Section 7, the term “Submanager” shall include directors, partners, officers and employees of the Submanager as well as the Submanager itself. The Trust is expressly made a third party beneficiary of this Agreement and may enforce any obligations of the Submanager under this Agreement and recover directly from the Submanager for any liability the Submanager may have hereunder.

Unless otherwise obligated under applicable law, no party to this Agreement shall be liable for any indirect, punitive, incidental, special, or consequential damages arising out of this Agreement.

8.        ACTIVITIES OF THE SUBMANAGER.

The services of the Submanager to the Fund are not to be deemed to be exclusive, the Submanager and its affiliates being free to render investment advisory, administrative and/or other services to others (“Affiliated Accounts”). The Manager agrees that the Submanager or its affiliates may give advice or exercise investment responsibility and take such other action with respect to other Affiliated Accounts which may differ from advice given or the timing or nature of action taken with respect to the Fund Account, provided that the Submanager acts in good faith, and provided, further, that it is the Submanager’s policy to allocate, within its reasonable discretion and consistent with its fiduciary obligations to the Fund and the Affiliated Accounts, investment opportunities to the Fund Account over a period of time on a fair and equitable basis relative to the Affiliated Accounts, taking into account the investment objectives and policies of the Fund Account and any specific investment restrictions or other factors applicable thereto. The Manager acknowledges that as permitted by applicable law one or more of the Affiliated Accounts may at any time hold, acquire, increase, decrease, dispose of or otherwise deal with positions in investments in which the Fund Account may have an interest from time to time, whether in transactions which may involve the Fund Account or otherwise. The Submanager shall have no obligation to acquire for the Fund Account a position in any investment which any Affiliated Account may acquire, and the Manager shall have no first refusal, coinvestment or other rights in respect of any such investment, either for the Fund Account or otherwise. It is understood that Trustees and officers of the Trust and investors of the Fund or the Manager are or may be or may become interested in the Submanager as directors, partners, officers, employees or otherwise and that directors, partners, officers and employees of the Submanager are or may become similarly interested in the Trust or the Fund or the Manager and that the Submanager may be or may become interested in the Trust or the Fund as an investor or otherwise.

9.        RECORDKEEPING.

The Submanager shall maintain such records relating to the Fund Account as are required under applicable law or regulation, including without limitation the 1940 Act.

10.         CONFIDENTIAL RELATIONSHIP.

All information and recommendations furnished by the Submanager shall be regarded as confidential and for use only by the Manager or such persons as the Manager may designate, and only in connection with the management of the Fund. The Submanager shall regard as confidential all information furnished to it hereunder concerning the affairs of the Fund and the Manager. All confidential information provided by a party hereto shall be used by the other party hereto solely for the purpose of rendering or obtaining services pursuant to this Agreement and, except as may be required in carrying out this Agreement, shall not be disclosed to any third party without the prior written consent of such providing party. The foregoing shall not be applicable to any information that is publicly available when provided or thereafter becomes publicly available other than through a breach of this Agreement, known to the receiving party prior to entering into this Agreement, is received from some other source not a party to this Agreement, or is required to be disclosed by or to any regulatory authority, any auditor of the parties hereto, or by judicial or administrative process or otherwise by applicable law so long as the disclosing party provides the other party with prompt written notice of such requirement prior to any such disclosure.

11.        RECEIPT OF DISCLOSURE DOCUMENT.

The Manager acknowledges that it has received a copy of the Submanager’s disclosure document under Rule 204-3 of the Investment Advisers Act of 1940 at least 48 hours prior to entering into this Agreement.

12.         REPRESENTATIONS AND WARRANTIES.

Each party represents and warrants that: (a) it is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has full power and authority to execute and perform this Agreement; (b) the person(s) executing this Agreement on behalf of the party has full power and authority to execute this Agreement on behalf of the party and (b) the party’s execution, delivery and performance of this Agreement will be binding upon the party in accordance with the terms hereof, and will not violate any obligations by which the party is bound, whether arising by contract, operation of law or otherwise; (d) the party will comply in all material respects with the requirements of the Advisers Act and any other applicable law or regulation with respect to the Fund and the subject matter of, or transactions completed by, this Agreement; and (e) there is no litigation or regulatory proceeding pending or, to the knowledge of either party, threatened against the party that could materially affect that party’s ability to carry out its duties under this Agreement. The Manager represents, warrants and agrees that it will deliver to the Submanager a true and complete copy of the Fund’s current registration statement as effective from time to time and such other documents or instruments governing the investments of the Fund Account.

13.         USE OF NAMES.

Neither party shall use the name, trademark or trade name of the other party or any of its affiliates or refer to the existence of this Agreement in any advertising, promotional or other material, whether in written, electronic or other form, distributed to any unaffiliated third party without obtaining specific prior written approval of the non-disclosing party; provided, that such consent shall not be unreasonably withheld or delayed.

14.        DURATION, TERMINATION AND AMENDMENTS OF THIS AGREEMENT.

This Agreement shall become effective as of the date and year first above written, shall govern the relations between the parties hereto thereafter and shall remain in force until November 30, 2020, on which date it will terminate unless its continuance thereafter is “specifically approved at least annually” (a) by the vote of a majority of the Trustees of the Fund who are not “interested persons” of the Trust or of Domini or the Submanager at a meeting specifically called for the purpose of voting on such approval and (b) by the Board of Trustees of the Trust or by “vote of a majority of the outstanding voting securities” of the Fund. However, if the investors of the Fund fail to approve the Agreement as provided herein, the Submanager may continue to serve hereunder in the manner and to the extent permitted by the 1940 Act.

This Agreement may be terminated at any time without the payment of any penalty by (i) the Trustees of the Trust, (ii) the “vote of a majority of the outstanding voting securities” of the Fund or (iii) Domini with the prior consent of the Trustees of the Trust, in each case on not more than 60 days’ nor less than 30 days’ written notice to the other party. This Agreement may be terminated at any time without the payment of any penalty by the Submanager on not less than 90 days’ written notice to the Manager and the Trustees of the Trust. This Agreement shall automatically terminate in the event of its “assignment.”

This Agreement constitutes the entire agreement between the parties and, except as otherwise permitted by applicable law, may be amended only if such amendment is approved by the parties hereto, the Trustees of the Trust and the “vote of a majority of the outstanding voting securities” of the Fund.

The Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

The terms “specifically approved at least annually,” “vote of a majority of the outstanding voting securities,” “assignment,” “affiliated person” and “interested persons,” when used in this Agreement, shall have the respective meanings specified in, and shall be construed in a manner consistent with, the 1940 Act, subject, however, to such exemptions as may be granted by the Securities and Exchange Commission under the 1940 Act.

No provision of this Agreement is intended to conflict with any applicable law. This Agreement does not, and is not intended to, create any third-party beneficiary or otherwise confer any rights, privileges, claims or remedies upon any shareholder or other person other than the parties and their respective successors.

15.        GOVERNING LAW.

This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of the Commonwealth of Massachusetts; provided, however, that nothing herein will be construed in a manner inconsistent with the 1940 Act, the Investment

Advisers Act of 1940 or any rules or regulations of the Securities and Exchange Commission thereunder.

Any legal suit, action or proceeding related to, arising out of or concerning the agreement shall be brought only in the U.S. District Court for the District of Massachusetts, or if such action may not be brought in that court, then such action shall be brought in Massachusetts Superior Court, Business Litigation Session, in Boston, Massachusetts (each, a “Designated Court”). The Manager, the Submanager, the Fund, their respective Directors, Trustees and officers, and the Fund’s shareholders each (a) consents to jurisdiction in the Designated Courts, (b) waives any objection to venue in either Designated Court and (c) waives any objection that either Designated Court is an inconvenient forum.

16.        NOTICES.

Any notice, advice or report to be given pursuant to the Agreement (other than pursuant to Section 3 hereof) shall be deemed to have been duly given or made as of the date delivered or transmitted, and shall be effective upon receipt, if delivered personally, mailed by registered or certified mail (postage prepaid, return receipt requested) to the following addresses, or sent by electronic transmission to the telecopier number specified below:

To the Submanager at:

SSGA Funds Management, Inc.
Attn: General Counsel
One Lincoln Street
Boston, MA 02110

To the Manager at:

Domini Impact Investments LLC 180 Maiden Lane, Suite 1302
New York, New York 10038-4925
Attention: Chief Executive Officer
Telecopier No: 212-217-1101
Email: claible@domini.com

17.        SEVERABILITY.

Any provision of this Agreement, which may be determined by competent authority to be prohibited or unenforceable in any jurisdiction, shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered in their names and on their behalf by the undersigned, thereunto duly authorized, all as of the day and year first above written.

SSGA FUNDS MANAGEMENT, INC.

By:
Name:
Title:

DOMINI IMPACT INVESTMENTS LLC

By:	By:
Name: Amy Domini Thornton	Name: Carole M. Laible
Title: Manager and Chair	Title: Manager and Chief Executive Officer

Acknowledged:

DOMINI INVESTMENT TRUST, on behalf of Domini Impact Equity Fund

By:
Name: Christina Povall
Title: Vice President and Treasurer

Schedule A

FEE SCHEDULE

Fee Schedule Effective Date: December 1, 2018 (“Effective Date”)

This fee schedule (“Fee Schedule”) is effective as of the Effective Date with respect to the fees to be paid by the Manager for investment submanagement services rendered by the Submanager pursuant to the Submanagement Agreement (the “Fees”). This Fee Schedule constitutes the entire understanding of the parties with respect to Submanager’s fees and terms of payment for its services under the Submanagement Agreement, and supersedes any prior understanding or agreement, oral or written, including any fee schedule previously attached to or otherwise made part of the Agreement. To the extent there may be a conflict or inconsistency between the Agreement and this Fee Schedule, the terms set forth on this Fee Schedule shall control and govern. All capitalized terms not otherwise defined on this Fee Schedule have the meanings provided in the Submanagement Agreement.

Manager shall pay to Submanager the fund Fees described in the following table.

Name of Fund	Fee Rate (per annum)	Minimum Annual Fee *
Domini Impact Equity Fund	0.030% on the first $500 million of net assets managed 0.020% on the next $1.0 billion of net assets managed 0.010% thereafter of net assets managed	$175,000

*

Minimum Annual Fee: Notwithstanding the Fees otherwise calculated pursuant to the Fee Schedule, Manager shall bear the greater of such calculated Fees or the minimum annual fee (“Minimum Annual Fee”) noted here.

Calculation and Payment of Fees

The Manager (or such other person as designated by the Manager) shall calculate the fees payable for the services provided by the Submanager in arrears based on the annual percentage rates as set forth in the Table of Fees above. The fee calculation shall be based on the Funds’ average daily net assets for the month involved and shall be calculated as follows: i) the sum of all of the daily net assets of the Domini Impact Equity Fund during the month, (ii) divided by the actual number of calendar days in the month, (iii) multiplied by the applicable annual fee rate(s) set forth above, (iv) divided by 365 (or 366 in a leap year) and (v) multiplied by the number of days in the month SSGA served as Submanager. If SSGA serves as Submanager for less than the whole of any month, the fees payable to SSGA, as Submanager, shall be prorated.

Payment shall be made to the Submanager in U.S. dollars not more than thirty (30) days from each month end. Payments may be made by Manager by check, ACH, or wire transfer. Submanager shall furnish Manager with ACH or wire transfer instructions upon request.

Promptly upon the Submanager’s reasonable request, Manager (or such other person as designated by the Manager) will provide to Submanager documentation that supports Manager’s calculations. Manager and Submanager shall promptly remediate any differences to which the parties agree.